Exhibit 99.1

RIVIERA RESOURCES ANNOUNCES CHANGE TO LOCATION AND FORMAT OF 2020 ANNUAL MEETING

HOUSTON, June 17, 2020 – Riviera Resources, Inc. (OTCQX: RVRA) (“Riviera” or the “Company”) announces that due to the public health impact of the coronavirus outbreak (COVID-19), and in light of guidance from the Centers for Disease Control and Prevention and other federal, state and local public health authorities, the location of its 2020 Annual Meeting of Stockholders (the “Annual Meeting”) has been changed to a virtual meeting-only format instead of an in-person meeting in Houston, Texas. The Annual Meeting will still be held on Wednesday, June 24, 2020 at 9:30 a.m., Central Time, as previously announced. However, stockholders will no longer be able to physically attend the Annual Meeting.

As described in Riviera’s proxy materials relating to the Annual Meeting, which were filed with the Securities and Exchange Commission on May 14, 2020, all stockholders of the Company as of April 27, 2020 and anyone who holds a legal proxy for the Annual Meeting are entitled to participate in the Annual Meeting. To attend and participate in the Annual Meeting, stockholders will need to visit www.virtualshareholdermeeting.com/RVRA2020 (the “Meeting Website”) and either enter the control number found on the proxy card, voting instruction form or notice they previously received. Technicians will be available to assist eligible participants who have difficulty accessing the Meeting Website.

Riviera encourages all of its stockholders to participate in the Annual Meeting, either by voting in advance of the Annual Meeting by one of the methods described in the available proxy materials or by voting during the Annual Meeting by following the instructions available on the Meeting Website. Further instructions on how to attend, participate in and vote at the Annual Meeting, including how to demonstrate ownership of stock as of the record date, are available at www.virtualshareholdermeeting.com/RVRA2020.

CONTACT:

Riviera Resources, Inc.

Investor Relations

(281) 840-4168

IR@RVRAresources.com